Tanger Factory Outlet Centers, Inc.

Exhibit 99.1
News Release

For Release:	IMMEDIATE RELEASE
Contact:	Frank C. Marchisello, Jr.
(336) 834-6834

TANGER REPORTS THIRD QUARTER 2010 RESULTS
Same Center NOI Increases 3.6%
Tenant Sales Increase 6.3% for the Rolling Twelve Months

Greensboro, NC, October 26, 2010, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations available to common shareholders ("FFO"), a widely accepted measure of REIT performance, for the three months ended September 30, 2010 was $0.67 per share, or $31.1 million, as compared to FFO of $0.54 per share, or $24.0 million, for the three months ended September 30, 2009. For the nine months ended September 30, 2010, FFO was $82.2 million, or $1.78 per share, as compared to FFO of $81.2 million, or $1.99 per share, for the nine months ended September 30, 2009.

FFO for all periods shown was impacted by a number of charges as described in the summary below ($'s in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
FFO as reported	$31,064	$23,983	$82,178	$81,174
As adjusted for:
Termination of interest rate swap derivatives	---	---	6,142	---
Abandoned due diligence costs	---	---	365	---
Demolition costs Hilton Head I, South Carolina	---	---	699	---
Impairment charge	---	---	735	5,200
(Gain) loss on early extinguishment of debt	---	---	563	(10,467)
Executive severance	---	10,296	---	10,296
Gain on sale of outparcel	---	(3,292)	(161)	(3,292)
Impact of above adjustments to the allocation of earnings to participating securities	---	(85)	(68)	(23)
FFO as adjusted	$31,064	$30,902	$90,453	$82,888
FFO per share as adjusted	$.67	$.70	$1.96	$2.04

Excluding these charges, adjusted FFO for the third quarter and nine months ended September 30, 2010 would have been $0.67 and $1.96 per share respectively, while FFO for the third quarter and nine months ended September 30, 2009 would have been $0.70 and $2.04 per share respectively.

Steven B. Tanger, President and Chief Executive Officer, commented, "Our third quarter operating results were above plan. Same store net operating income increased by 3.6% for the quarter and 2.4% for the first nine months of 2010, and tenant sales increased 4.9% for the quarter and 6.3% for the rolling twelve months. We strengthened our Board of Directors with the appointment of Thomas Reddin as a new Director, and enhanced our management team with the hiring of Thomas McDonough as Executive Vice President of Operations. Our newest development in Mebane, North Carolina is fast approaching its Grand Opening on November 5th and is expected to be 100% occupied. Our team is busy assisting our tenants as they move into this highly anticipated outlet center, which will open just in time for the Holiday shopping season."

For the three months ended September 30, 2010, net income available to common shareholders was $11.5 million or $0.29 per share, as compared to $2.3 million, or $0.06 per share for the third quarter of 2009. Net income available to common shareholders for the nine months ended September 30, 2010 was $16.0 million, or $0.40 per share compared to $41.6 million, or $1.20 per share, for the first nine months of 2009. Net income available to common shareholders for certain periods in 2010 and 2009 were also impacted by the non-recurring charges described above. Net income available to common shareholders for the nine months ended September 30, 2009 also includes a non-recurring gain of $31.5 million related to the acquisition of our partner's interest in a shopping center previously held in a joint venture.

Net income and FFO per share amounts above are on a diluted basis. FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this press release.

Third Quarter Highlights

  21.2% debt-to-total market capitalization ratio, compared to 24.3% last year
  4.62 times interest coverage ratio for the three months ended September 30, 2010 compared to 4.63 times last year
  3.6% increase in same center net operating income during the quarter and 2.4% for the first nine months, compared to 1.8% year to date last year
  10.1% average increase in base rental rates on 1,014,000 square feet of signed renewals during the first nine months of 2010, compared to 10.1% on 1,113,000 square feet year to date in 2009
  25.0% average increase in base rental rates on 427,000 square feet of re-leased space during the first nine months of 2010, compared to 37.4% on 319,000 square feet year to date in 2009
  98.1% occupancy rate for wholly-owned properties, up 2.5% from 95.6% at September 30, 2009
  Reported tenant comparable sales increased by 6.3% to $349 per square foot for the rolling twelve months ended September 30, 2010
  Approval by Board of Directors to expand the board from seven to eight members and election of Thomas J. Reddin as a member of Tanger's Board of Directors
  Expansion of the senior management team and appointment of Thomas E. McDonough to the position of Executive Vice President of Operations

Balance Sheet Summary

As of September 30, 2010, Tanger had a total market capitalization of approximately $2.9 billion including $609.3 million of debt outstanding, equating to a 21.2% debt-to-total market capitalization ratio. As of September 30, 2010, 91.0% of Tanger's debt was at fixed interest rates and the company had $54.8 million outstanding on its $325.0 million in available unsecured lines of credit. During the third quarter of 2010, Tanger continued to maintain a strong interest coverage ratio of 4.62 times, compared to 4.63 times during the third quarter of last year.

Portfolio Operating Results

During the first nine months of 2010, Tanger executed 358 leases, totaling 1,441,000 square feet within its wholly-owned properties. Lease renewals during the first nine months of 2010 accounted for 1,014,000 square feet, which represented approximately 69% of the square feet originally scheduled to expire during 2010, and generated a 10.1% increase in average base rental rates. Base rental increases on re-tenanted space during the first nine months averaged 25.0% and accounted for the remaining 427,000 square feet.

Same center net operating income increased 3.6% for the third quarter of 2010, and increased 2.4% for the first nine months of 2010, compared to 1.8% for the first nine months of 2009. Reported tenant comparable sales for our wholly owned properties for the rolling twelve months ended September 30, 2010 increased 6.3% to $349 per square foot, while reported tenant comparable sales for the three months ended September 30, 2010 increased 4.9%.

Development Update

Scheduled to open on November 5, 2010, the company's 317,000 square foot outlet center in Mebane, North Carolina now has leases signed or out for signature on 100% of the leasable square feet. Tanger field personnel are already in place assisting store personnel as they move into their suite. Construction crews are putting the final touches on the center, working towards completion of this $65 million project. This new addition to the company's portfolio is located on Interstate 85/40 between the major North Carolina metropolitan markets of Raleigh/Durham/Chapel Hill and Greensboro/High Point/Winston-Salem.

Demolition is now complete and a redevelopment is in process on the company's Hilton Head I center in Bluffton, South Carolina. Currently, this center has leases signed or out for signature on 73.4% of the leasable square feet. When completed, the new 176,000 square foot center, with an additional four outparcel pads, will be the first LEED certified green shopping center in Beaufort County. The company's $50 million redevelopment in Hilton Head is projected to open during the second half of 2011. The company's other property on Highway 278, Hilton Head II, remains open during the construction and redevelopment of Hilton Head I.

2010 Per Share Guidance

Based on the company's view on current market conditions and the strength and stability of its core portfolio, Tanger currently believes its net income available to common shareholders for 2010 will be between $0.65 and $0.71 per share and its FFO available to common shareholders for 2010 will be between $2.42 and $2.48 per share. The company's earnings estimates do not include the impact of any additional rent termination fees, potential refinancing transactions, the sale of any additional out parcels of land or the sale or acquisition of any properties. The following table provides the reconciliation of estimated diluted net income per share to estimated diluted FFO per share:

For the twelve months ended December 31, 2010:
	Low Range	High Range
Estimated diluted net income per share	$0.65	$0.71
Non-controlling interest, gain/loss on acquisition of real estate, depreciation and amortization uniquely significant to real estate including non-controlling interest share and our share of joint ventures	1.77	1.77
Estimated diluted FFO per share	$2.42	$2.48

Third Quarter Conference Call

Tanger will host a conference call to discuss its third quarter results for analysts, investors and other interested parties on Wednesday, October 27, 2010, at 10:00 A.M. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers Third Quarter Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site at http://www.tangeroutlet.com under the Investors section. SNL subscribers may also access the web cast via the SNL database, www.snl.com.

A telephone replay of the call will be available from October 27, 2010 starting at 1:00 P.M. eastern time through November 5, 2010, by dialing 1-800-642-1687 (conference ID #14480005). Additionally, an online archive of the broadcast will also be available through November 5, 2010.

About Tanger Factory Outlet Centers, Inc.

Tanger Factory Outlet Centers, Inc., (NYSE:SKT) is a publicly traded REIT headquartered in Greensboro, North Carolina that operates and owns or has ownership interests in, a portfolio of 32 outlet centers in 22 states coast-to-coast, totaling approximately 9.8 million square feet, leased to over 2,000 stores that are operated by over 370 different brand name companies. More than 150 million shoppers visit Tanger Outlet Centers annually. Tanger is filing a Form 8-K with the Securities and Exchange Commission that furnishes a supplemental information package for the quarter ended September 30, 2010. For more information on Tanger Outlet Centers, call 1-800-4-TANGER or visit the company's web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, the development of new centers, tenant sales and sales trends, interest rates, funds from operations and coverage of the current dividend may be forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company's ability to lease its properties, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

TANGER FACTORY OUTLET CENTERS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
REVENUES
Base rentals (a)	$44,857	$43,948	$132,322	$129,842
Percentage rentals	1,910	1,442	4,263	3,690
Expense reimbursements	20,139	19,020	58,087	56,511
Other income (b)	2,567	5,638	6,138	9,256
Total revenues	69,473	70,048	200,810	199,299
EXPENSES
Property operating	22,567	21,218	67,039	63,488
General and administrative	6,403	5,467	17,832	17,219
Executive severance (c)	---	10,296	---	10,296
Depreciation and amortization	16,805	20,164	60,388	59,752
Impairment charge	---	---	735	---
Total expenses	45,775	57,145	145,994	150,755
Operating income	23,698	12,903	54,816	48,544
Interest expense	(8,767)	(8,692)	(24,666)	(29,466)
Gain (loss) on early extinguishment of debt (d)	---	---	(563)	10,467
Gain on fair value measurement of previously held interest in acquired joint venture (e)
	---	---	---	31,497
Loss on termination of interest rate swaps (f)	---	---	(6,142)	---
Income before equity in earnings (losses) of unconsolidated joint ventures	14,931	4,211	23,445	61,042
Equity in earnings (losses) of unconsolidated joint ventures	(75)	68	(194)	(1,346)
Income from continuing operations	14,856	4,279	23,251	59,696
Discontinued operations (g)	(103)	85	(103)	(5,277)
Net income	14,753	4,364	23,148	54,419
Noncontrolling interest in Operating Partnership	(1,754)	(407)	(2,488)	(7,938)
Net income attributable to Tanger Factory Outlet Centers, Inc.	12,999	3,957	20,660	46,481
Preferred share dividends	(1,406)	(1,406)	(4,219)	(4,219)
Allocation of earnings to participating securities	(142)	(207)	(454)	(639)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$11,451	$2,344	$15,987	$41,623
Basic earnings per common share:
Income from continuing operations	$.29	$.06	$.40	$1.33
Net income	$.29	$.06	$.40	$1.20
Diluted earnings per common share:
Income from continuing operations	$.29	$.06	$.40	$1.33
Net income	$.29	$.06	$.40	$1.20
Funds from operations available to common shareholders (FFO)	$31,064	$23,983	$82,178	$81,174
FFO per common share - diluted	$.67	$.54	$1.78	$1.99

(a)	Includes straight-line rent and market rent adjustments of $965 and $705 for the three months ended and $2,769 and $2,235 for the nine months ended September 30, 2010 and 2009, respectively.

(b)	Includes gain on sale of outparcel of land of $3,292 for the three and nine months ended September 30, 2009.

(c)	Represents accelerated vesting of restricted shares and accrual of cash severance payment to Stanley K. Tanger who retired from the Company during September 2009.

(d)	Includes for the nine months ended September 30, 2010, the write-off of unamortized term loan origination costs related to the repayment of $235.0 million term loan facility in June 2010. For the nine months ended September 30, 2009, includes a gain on early extinguishment of debt of $142.3 million of exchangeable notes which were retired through an exchange offering for approximately 4.9 million common shares in May 2009.

(e)	Represents gain on fair value measurement of our previously held interest in the Myrtle Beach Hwy 17 joint venture upon acquisition on January 5, 2009.

(f)	Represents a loss on the termination of two interest rate swap agreements that were utilized as hedge instruments in relation to the variable interest rate payments from the $235.0 million term loan facility mentioned in (d) above.

(g)	Represents discontinued results of operations from our Commerce I, Georgia Tanger Town Center which was sold in July 2010. The three and nine months ended September 30, 2010 includes an impairment charge of approximately $111. The nine months ended September 30, 2009 include a $5.2 million impairment charge.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS:
Rental property
Land	$141,576	$143,933
Buildings, improvements and fixtures	1,353,171	1,352,568
Construction in progress	58,952	11,369
	1,553,699	1,507,870
Accumulated depreciation	(438,955)	(412,530)
Rental property, net	1,114,744	1,095,340
Cash and cash equivalents	2,835	3,267
Rental property held for sale	424	---
Investments in unconsolidated joint ventures	7,064	9,054
Deferred charges, net	33,365	38,867
Other assets	39,127	32,333
Total assets	$1,197,559	$1,178,861

LIABILITIES AND EQUITY:
Liabilities
Debt
Senior, unsecured notes (net of discount of $2,695 and $858 respectively)	$554,515	$256,352
Mortgages payable (net of discount of $0 and $241, respectively)	---	35,559
Unsecured term loan	---	235,000
Unsecured lines of credit	54,800	57,700
Total debt	609,315	584,611
Construction trade payables	31,051	14,194
Accounts payable and accrued expenses	40,060	31,916
Other liabilities	17,084	27,077
Total liabilities	697,510	657,798

Commitments

Equity
Tanger Factory Outlet Centers, Inc. equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share, 8,000,000 shares authorized, 3,000,000 shares issued and outstanding at September 30, 2010 and December 31, 2009	75,000	75,000
Common shares, $.01 par value, 150,000,000 shares authorized, 40,486,834 and 40,277,124 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	405	403
Paid in capital	600,813	596,074
Distributions in excess of earnings	(233,387)	(202,997)
Accumulated other comprehensive income (loss)	1,828	(5,809)
Equity attributable to Tanger Factory Outlet Centers, Inc.	444,659	462,671
Equity attributable to noncontrolling interest in Operating Partnership	55,390	58,392
Total equity	500,049	521,063
Total liabilities and equity	$1,197,559	$1,178,861

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
FUNDS FROM OPERATIONS (a)
Net income	$14,753	$4,364	$23,148	$54,419
Adjusted for:
Depreciation and amortization uniquely significant to real estate - discontinued operations	---	49	87	510
Depreciation and amortization uniquely significant to real estate - consolidated	16,675	20,039	60,018	59,386
Depreciation and amortization uniquely significant to real estate - unconsolidated joint ventures	1,289	1,239	3,834	3,628
Gain on fair value measurement of previously held interest in acquired joint venture	---	---	---	(31,497)
Funds from operations (FFO)	32,717	25,691	87,087	86,446
Preferred share dividends	(1,406)	(1,406)	(4,219)	(4,219)
Allocation of FFO to participating securities	(247)	(302)	(690)	(1,053)
Funds from operations available to common shareholders	$31,064	$23,983	$82,178	$81,174
Funds from operations available to common shareholders per share - diluted	$.67	$.54	$1.78	$1.99

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	40,112	38,063	40,082	34,552
Effect of exchangeable notes	46	7	46	7
Effect of outstanding options	42	75	47	79
Diluted weighted average common shares (for earnings per share computations)	40,200	38,145	40,175	34,638
Convertible operating partnership units (b)	6,067	6,067	6,067	6,067
Diluted weighted average common shares (for funds from operations per share computations)	46,267	44,212	46,242	40,705

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	8,871	9,222	8,871	9,222
Partially owned - unconsolidated	948	950	948	950

Outlet centers in operation -
Wholly owned	30	31	30	31
Partially owned - unconsolidated	2	2	2	2

States operated in at end of period (c)	21	21	21	21
Occupancy at end of period (c) (d)	98.1%	95.6%	98.1%	95.6%

(a)	FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

(b)	The convertible operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(c)	Excludes the partially owned and unconsolidated properties in Wisconsin Dells, Wisconsin which is operated by us through 50% ownership joint venture and in Deer Park, New York which is operated by us through a 33.3% ownership joint venture.

(d)	Excludes our wholly-owned, non-stabilized center in Washington, Pennsylvania for the 2009 periods.